Exhibit 99.1

News Release

Date:	July 27, 2016 4:00pm EST
From:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. | 812-663-6734

MainSource Financial Group - NASDAQ, MSFG -
Announces Second Quarter 2016 Financial Results

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the second quarter of 2016.  For the three months ended June 30, 2016, the Company recorded net income of $6.1 million, or $0.27 per common share, compared to net income of $9.7 million, or $0.44 per common share, in the second quarter of 2015.  During the second quarter of 2016 the Company completed its acquisition of Cheviot Financial Corp. and incurred a $6.4 million charge related to severance payments, investment banker fees, and other merger related items.  Also during the second quarter of 2016, the Company realized $104 thousand in gains from the sale of investment securities.  The net effect of these items lowered the Company’s net income by $4.3 million.  Excluding these items, net income would have been $10.4 million or $0.45 per common share for the second quarter of 2016.

CEO Comments

Mr. Brown commented on the Company’s second quarter performance, “I am very pleased with our second quarter results.  Our operating earnings per share of $.45 were in line with our expectations.  Core annualized loan growth, excluding loans added in the Cheviot acquisition, was 7% for the quarter.  Non-interest income for the quarter increased 7% from the second quarter of last year.  During the quarter we realized significant growth in interchange income and interest rate swap income.  We also experienced a nice rebound, from the first quarter of this year, in mortgage banking income”.

Mr. Brown continued, “We continue to be pleased with asset quality.  Non-performing assets as a percentage of total assets (including troubled debt restructurings) were .58% at the end of the quarter and we realized net recoveries for the period.  Overall our asset quality remains excellent.”

Mr. Brown concluded his remarks, “During the quarter, we completed our acquisition of Cheviot Financial Corp.  As a result, MainSource has 14 banking offices in Hamilton County, Ohio (Cincinnati) and ranks seventh in deposit market share.  We are very pleased with the transition.  The merger process has been smooth and we are optimistic that we will realize the benefits we expected when we first announced our agreement to acquire Cheviot last November.”

NET INTEREST INCOME

Net interest income was $28.2 million for the second quarter of 2016 compared to $25.3 million a year ago.  The increase in net interest income was primarily due to an increase in average earning assets.  Average earning assets increased year over year by $432 million, with $200 million coming from the Cheviot acquisition, $95 million from the Old National branch purchase and $137 million from organic growth.  Net interest margin, on a fully-taxable equivalent basis, was 3.63% for the second quarter of 2016, which was twelve basis points below the second quarter of 2015 and a decrease of three basis points compared to the first quarter of 2016.

NON-INTEREST INCOME

The Company’s non-interest income (excluding investment securities gains) was $13.6 million for the second quarter of 2016 compared to $12.8 million for the same period in 2015.  An increase in interchange income of $577 thousand and “other” income of $397 thousand (primarily commercial swap fees) was partially offset by a decrease of $279 thousand in service charges on deposit accounts.  Interchange income increased year over year as the Company converted its debit cards from Visa to MasterCard, which has resulted in a higher interchange rate.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $34.1 million for the second quarter of 2016 compared to $25.7 million for the same period in 2015.  Excluding the $6.4 million charge related to the acquisition of Cheviot, non-interest expense would have been $27.7 million.  The year over year increase in total expenses were in the employee, occupancy and equipment expense categories and were primarily related to the acquisitions of Cheviot in May 2016 and the Old National branches in the latter part of 2015.

BALANCE SHEET AND CAPITAL

Total assets were $4.0 billion at June 30, 2016, which represents a $755 million increase from a year ago.  The increase in assets was primarily related to the acquisition of Cheviot ($563 million), the acquisition of the Old National branches in the third quarter of 2015 ($97 million) and organic loan growth.  Loan balances (including loans that are classified as held for sale) grew $396 million on a linked quarter basis with $360 million coming from the Cheviot acquisition and $36 million of organic growth.  The Company’s regulatory capital ratios remain strong and as of June 30, 2016 were as follows: leverage ratio of 10.2%, tier one capital to risk-weighted assets of 13.5%, common equity tier one capital ratio of 12.0%, and total capital to risk-weighted assets of 14.3%.  In addition, as of June 30, 2016, the Company’s tangible common equity ratio was 8.9%.

ASSET QUALITY

Non-performing assets (NPA’s) were $23.0 million as of June 30, 2016, an increase of $6.7 million on a linked-quarter basis.  The increase in NPA’s from March 31, 2016 was primarily related to the acquisition of Cheviot which added $4.1 million of non-accrual loans and $1.7 million of other real estate owned.  NPA’s represented 0.58% of total assets as of June 30, 2016 compared to 0.48% as of March 31, 2016 and 0.68% as of June 30, 2015.  The Company realized net recoveries of $184 thousand for the second quarter of 2016 and the Company recorded $205 thousand of loan loss provision expense for the second quarter of 2016.  This level of provision expense resulted from the organic loan growth realized during the period.  The Company’s allowance for loan losses as a percent of total outstanding loans was 0.84% as of June 30, 2016 compared to 0.97% as of March 31, 2016 and 1.12% as of June 30, 2015.  The decrease in this metric was primarily driven by the increase in acquired loans that were marked to fair value at the acquisition date and not included in the loan loss reserve analysis.

USE OF NON-GAAP FINANCIAL MEASURES

This press release includes financial measures prepared other than in accordance with generally accepted accounting principles in the United States (“GAAP”). Specifically, we have included non-GAAP financial measures of the Company’s net income excluding the impact of the Company’s acquisition of Cheviot Financial Corp. and non-interest income/expense excluding the impact of certain gains on the sale of investment securities and FHLB prepayment penalty.  These non-GAAP financial measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  We believe this information is helpful in understanding the Company’s results of operations separate and apart from items that may, or could, have a disproportionate positive or negative impact in any given period, such as purchase accounting impacts, one-time costs of acquisitions or other non-core items.  A reconciliation of the non-GAAP measures to the most comparable GAAP equivalent is included in the text or in the attached financial tables where the non-GAAP measure is presented.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended June 30		Six months ended June 30
	2016	2015	2016	2015
Income Statement Summary
Interest Income	$30,870	$27,293	$59,616	$54,560
Interest Expense	2,672	1,949	5,046	4,162
Net Interest Income	28,198	25,344	54,570	50,398
Provision for Loan Losses	205	—	705	—
Noninterest Income:
Trust and investment product fees	1,253	1,254	2,463	2,460
Mortgage banking	2,743	2,609	4,533	4,464
Service charges on deposit accounts	5,219	5,498	9,901	10,119
Securities gains	104	63	121	315
Interchange income	2,805	2,228	5,440	4,189
Other	1,614	1,217	2,869	2,713
Total Noninterest Income	13,738	12,869	25,327	24,260
Noninterest Expense:
Employee	15,884	14,534	30,744	28,511
Occupancy & equipment	5,319	4,856	10,643	9,770
Intangible amortization	369	419	697	839
Marketing	1,089	903	1,743	1,465
Interchange expense	915	715	1,728	1,290
Collection expenses	170	250	422	506
FDIC assessment	435	435	855	810
FHLB advance prepayment penalty	—	—	—	2,364
Merger-related expenses	6,363	—	6,363	—
Other	3,553	3,608	7,059	7,192
Total Noninterest Expense	34,097	25,720	60,254	52,747
Earnings Before Income Taxes	7,634	12,493	18,938	21,911
Provision for Income Taxes	1,517	2,833	4,055	4,588
Net Income Available to Common Shareholders	$6,117	$9,660	$14,883	$17,323

Non-GAAP Reconciliation of Actual to Operating Earnings
Net Income as Reported	$6,117	$9,660	$14,883	$17,323
Add: Merger-related expeses, net of tax	4,341	—	4,341	—
FHLB Prepayment Penalty, net of tax	—	—	—	1,537
Less: Securities gains, net of tax	(68)	(41)	(79)	(205)
Operating earnings	$10,390	$9,619	$19,145	$18,655
Operating earnings per share	$0.45	$0.44	$0.85	$0.85

	Three months ended June 30		Six months ended June 30
	2016	2015	2016	2015
Average Balance Sheet Data
Gross Loans	$2,327,951	$1,985,496	$2,238,568	$1,974,173
Earning Assets	3,330,493	2,898,081	3,213,564	2,870,341
Total Assets	3,665,861	3,204,581	3,531,983	3,174,947
Noninterest Bearing Deposits	654,661	557,212	647,033	546,923
Interest Bearing Deposits	2,237,171	2,005,297	2,118,308	1,971,105
Total Interest Bearing Liabilities	2,500,368	2,245,678	2,391,190	2,225,314
Shareholders’ Equity	414,686	369,551	401,945	367,985

	Three months ended June 30		Six months ended June 30
	2016	2015	2016	2015
Per Share Data
Diluted Earnings Per CommonShare	$0.27	$0.44	$0.66	$0.79
Cash Dividends Per Common Share	0.15	0.13	0.30	0.26
Market Value - High	23.25	22.40	23.25	22.40
Market Value - Low	20.30	19.04	19.95	18.71
Average Outstanding Shares (diluted)	23,007,792	21,922,293	22,441,142	21,920,142

	Three months ended June 30		Six months ended June 30
	2016	2015	2016	2015
Key Ratios (annualized)
Return on Average Assets	0.67%	1.21%	0.85%	1.10%
Return on Average Equity	5.93%	10.48%	7.45%	9.49%
Net Interest Margin	3.63%	3.75%	3.64%	3.78%
Efficiency Ratio	77.89%	64.38%	72.10%	67.59%
Net Overhead to Average Assets	2.23%	1.61%	1.99%	1.81%

	June 30	March 31	December 31	September 30	June 30
	2016	2016	2015	2015	2015
Balance Sheet Highlights
Total Loans (Including Loans Held for Sale)	$2,561,765	$2,165,511	$2,162,925	$2,086,313	$2,002,979
Allowance for Loan Losses	21,468	21,079	22,020	22,023	22,473
Total Securities	1,032,380	937,719	925,279	909,498	859,736
Goodwill and Intangible Assets	108,477	80,287	80,615	80,985	77,707
Total Assets	3,995,541	3,414,276	3,385,408	3,336,615	3,240,194
Noninterest Bearing Deposits	677,654	647,187	641,439	606,218	568,365
Interest Bearing Deposits	2,421,705	1,997,657	2,009,336	2,001,380	1,966,702
Other Borrowings	291,047	326,796	310,727	296,655	195,745
Shareholders’ Equity	453,782	394,204	381,360	378,056	367,991

	June 30	March 31	December 31	September 30	June 30
	2016	2016	2015	2015	2015
Other Balance Sheet Data
Tangible Book Value Per Common Share (1)	$14.38	$14.51	$13.94	$13.76	$13.42
Loan Loss Reserve to Loans	0.84%	0.97%	1.02%	1.06%	1.12%
Loan Loss Reserve to Non-performing Loans	131.54%	186.05%	171.46%	162.14%	141.59%
Nonperforming Assets to Total Assets	0.49%	0.39%	0.44%	0.48%	0.55%
NPA’s (w/ TDR’s) to Total Assets	0.58%	0.48%	0.53%	0.58%	0.68%
Tangible Common Equity/Tangible Assets (1)	8.88%	9.42%	9.10%	9.12%	9.18%
Outstanding Shares	24,005,307	21,627,452	21,579,575	21,589,959	21,624,684

	June 30	March 31	December 31	September 30	June 30
	2016	2016	2015	2015	2015
Asset Quality
Special Mention Loans	$18,088	$11,796	$19,019	$21,522	$21,975
Substandard Loans (Accruing)	22,239	15,116	7,157	7,978	10,992
New Non-accrual Loans (for the 3 months ended)	3,668	1,627	2,078	2,417	4,987

Loans Past Due 90 Days or More and Still Accruing	$126	$—	$—	$75	$40
Non-accrual Loans	16,195	11,330	12,843	13,508	15,832
Other Real Estate Owned	3,180	1,911	1,959	2,437	2,065
Total Nonperforming Assets (NPA’s)	$19,501	$13,241	$14,802	$16,020	$17,937
Troubled Debt Restructurings (Accruing)	3,508	3,098	3,196	3,310	4,160
Total NPA’s with Troubled Debt Restructurings	$23,009	$16,339	$17,998	$19,330	$22,097

Net Charge-offs - QTD	$(184)	$1,441	$828	$1,250	$165
Net Charge-offs as a % of average loans (annualized)	-0.03%	0.27%	0.16%	0.24%	0.03%

(1) Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	June 30	March 31	December 31	September 30	June 30
	2016	2016	2015	2015	2015
Shareholders’ Equity	$453,782	394,204	381,360	378,056	367,991
Less: Intangible Assets	108,477	80,287	80,615	80,985	77,707
Tangible Common Equity	345,305	313,917	300,745	297,071	290,284

Total Assets	3,995,541	3,414,276	3,385,408	3,336,615	3,240,194
Less: Intangible Assets	108,477	80,287	80,615	80,985	77,707
Tangible Assets	3,887,064	3,333,989	3,304,793	3,255,630	3,162,487

Ending Shares Outstanding	24,005,307	21,627,452	21,579,575	21,589,959	21,624,684

Tangible Book Value Per Common Share	$14.38	$14.51	$13.94	$13.76	$13.42
Tangible Common Equity/Tangible Assets	8.88%	9.42%	9.10%	9.12%	9.18%
Book Value Per Share	$18.90	$18.23	$17.67	$17.51	$17.02
Equity/Assets	11.36%	11.55%	11.26%	11.33%	11.36%